Exhibit 99.2

通 商 律 師 事 務 所

Commerce & Finance Law Offices

2301 Building A, Aerospace Science and Technology Plaza, Nanshan District,

Shenzhen PRC Postcode: 518067 Tel: 86755- 83517570 Fax: 86755- 83515502

E-mail Add: shenzhenfs@tongshang.com Website: www.tongshang.com

May 22, 2019

Meten International Education Group

Floor 4, Tianjian Tianranju Commercial Center

No.2006, Xiangmeibei Road,

Futian District, Shenzhen, Guangdong Province 518045

The People’s Republic of China

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC) and are qualified to issue opinions on the PRC Laws, as defined below. For the purpose of this opinion (the “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

We have acted as the PRC counsel to Meten International Education Group (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) by the Company of American Depositary Shares (the “ADSs”), each representing a certain number of Class A ordinary shares, par value US$0.0001 per share, of the Company (the “Ordinary Shares” and, together with the ADSs, the “Offered Securities”), in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, and (ii) the Company’s proposed listing of the ADSs on the New York Stock Exchange.

In so acting, we have examined the Registration Statement, the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and the PRC Group Entities, as defined below, and such other documents, corporate records, certificates issued by PRC Governmental Agencies and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering the Opinion (collectively, the “Documents”).

In our examination of the Documents and for purpose of rendering the Opinion, we have assumed without further inquiry, (a) the genuineness of all the signatures, seals and chops, the authenticity of the Documents submitted to us as original and the conformity with authentic original documents submitted to us as copies and the authenticity of such originals; (b) the truthfulness, accuracy and completeness of the Documents, as well as the factual statements contained in the Documents; (c) that the Documents provided to us remain in full force and effect up to the date of the Opinion and that none of the Documents has been revoked, amended, varied or supplemented except as otherwise indicated in such Documents; (d) that information provided to us by the Company and the PRC Group Entities, as defined below, in response to our enquiries for the purpose of the Opinion is true, accurate, complete and not misleading, and that the Company and the PRC Group Entities have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part; (e) that all Governmental Authorizations, as defined below, and other official statement or documentation are obtained by lawful means in due course; (f) that each of the parties other than the PRC Group Entities is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be); (g) that all parties other than the PRC Group Entities have the requisite power and authority to enter into, execute, deliver and perform all the Documents to which they are parties and have duly executed, delivered, performed, and will duly perform their obligations under all the Documents to which they are parties; and (h) that all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws.

For the purpose of rendering the Opinion, where important facts were not independently established to us, we have relied upon certificates issued by Governmental Agencies, as defined below, and representatives of the Company and the PRC Group Entities with proper authority and upon representations, made in or pursuant to the Documents.

The following terms as used in the Opinion are defined as follows:

“CSRC” means the China Securities Regulatory Commission;

“Governmental Agencies” means any national, provincial or local court, governmental, regulatory or administrative authority, agency or body, stock exchange authorities or any other regulator in the PRC;

“Governmental Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, Governmental Agencies pursuant to any applicable PRC Laws;

“M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated jointly by the Ministry of Commerce of the PRC, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC, and the State Administration of Foreign Exchange on August 8, 2006, which became effective on September 8, 2006 and were amended on June 22, 2009;

“PRC Companies” means Shenzhen Meten, Shenzhen Likeshuo and its subsidiaries in the PRC as collectively, and each a “PRC Company”;

“PRC Group Entities” means the Variable Interest Entities and PRC Subsidiaries collectively, and each a “PRC Group Entity”;

“PRC Laws” means any and all officially published laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof;

“PRC Subsidiaries” means Zhuhai Meten, Zhuhai Likeshuo, Shenzhen Xinlian and Shenzhen Bishuang;

“PRC Schools” means all English tutoring schools directly operated by Shenzhen Meten or its subsidiaries, and each a “ PRC School”;

“Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement;

“Shenzhen Likeshuo” means Shenzhen Likeshuo Education Co., Ltd.;

“Shenzhen Meten” means Shenzhen Meten International Education Co., Ltd. (formerly known as Shenzhen Meten International Education Corporation Limited, Shenzhen Meten International Education Technology Co., Ltd., Shenzhen Meten Education Technology Co., Ltd., Shenzhen Yilian Corporate Management Consulting Co., Ltd. and Chongqing Yilian Education Consulting Co., Ltd.);

“Shenzhen Bishuang” means Shenzhen Bishuang Technology Co., Ltd.;

“Shenzhen Xinlian” means Shenzhen Xinlian Overseas Study Consulting Co., Ltd.;

“Variable Interest Entities” means PRC Companies and PRC Schools;

“VIE Agreements” means the agreements described under the caption “Contractual Arrangements with Our VIEs and Their Respective Shareholders” in the section “Corporate History and Structure” in the Registration Statement;

“Zhuhai Meten” means Zhuhai Meizhilian Education Technology Co., Ltd.;

“Zhuhai Likeshuo” means Zhuhai Likeshuo Education Technology Co., Ltd.

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that:

1.        The ownership structure of the PRC Group Entities as set forth in the Prospectus does not, and immediately after giving effect to the Offering, will not result in any violation of the PRC Laws.

2.        Each of the VIE Agreements was duly authorized, executed and delivered by the parties thereto, constitutes legal, valid and binding obligations of such parties, and is enforceable against each such party in accordance with its terms and does not violate any requirements of the PRC Laws. Each of the PRC Group Entities who is a party thereto has, to the extent applicable, taken all necessary corporate actions to authorize the performance thereof, and has the power and capacity to enter into and to perform its obligations under such VIE Agreements. It is not necessary that any such document be filed or recorded with any Government Agencies to ensure the legality, validity and enforceability of the VIE Agreements in the PRC and no Governmental Authorizations is required to be obtained for the performance by any of the parties thereto of their respective obligations or for the consummation of the transactions contemplated under the VIE Agreements, except that the equity pledge agreement under the VIE Agreements shall be registered with the competent bureau of State Administration for Market Regulation and the performance and implementation of the equity pledge agreement and exclusive option agreement under the VIE Agreements may be required to be filed with and approved by the governmental agency. As of the date of this Opinion, the equity pledge agreements have been registered with the competent bureau of State Administration for Market Regulation. However, there are uncertainties regarding the interpretation and application of current or future PRC Laws and there can be no assurance that the governmental agency will ultimately take a view that is consistent with our opinion stated above.

3.        The M&A Rules purport, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic enterprises and controlled by PRC enterprises or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Based on our understanding of the PRC Laws, the approval from the CSRC is not required in the context of the Offering and the Company’s proposed listing of the ADSs on the New York Stock Exchange, because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under the Prospectus are subject to the M&A Rules; (ii) Zhuhai Meten and Zhuhai Likeshuo were directly established as wholly foreign-owned enterprises, and the Company has not acquired any equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are the Company’s beneficial owners after the effective date of the M&A Rules; and (iii) no provision in the M&A Rules clearly classifies the contractual arrangements among Zhuhai Meten and Zhuhai Likeshuo, the Variable Interest Entities and their shareholders as a type of transaction subject to the M&A Rules.

4.        The statements set forth under the caption “Taxation” in the Registration Statement insofar as they constitute statements of PRC tax law, are accurate in all material respects.

The Opinion is subject to the following qualifications:

(a)                       The Opinion is rendered only with respect to the PRC Laws and we express no opinion as to the laws and regulations of any other jurisdiction.

(b)                       The Opinion relates only to the PRC Laws in effect on the date hereof and there is no guarantee that any of such PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

(c)                        The Opinion is subject to the discretion of any competent Governmental Agencies in exercising their authority in the PRC in connection with the interpretation, implementation and application of relevant PRC Laws.

(d)                       We have not verified, and express no opinion on, the truthfulness, accuracy and completeness of all factual statements expressly made in the Documents.

(e)                        The Opinion is intended to be used in the context which is specifically referred to herein, and each paragraph should be looked at as a whole regarding the same subject matter and no part should be extracted for interpretation separately from the Opinion.

(f)                         The Opinion is, in so far as it relates to the validity, effectiveness and enforceability, subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally; (ii) possible judicial or administrative actions or any laws affecting creditors’ rights generally; (iii) certain legal or statutory principles affecting the enforceability of contractual rights generally under concepts of public interest, state interest, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, unlawful, fraudulent, coercionary at the conclusions thereof; and (v) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process.

The Opinion is rendered to you for the purpose hereof only, and save as provided herein, the Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by applicable laws or is requested by the SEC or any other regulatory agencies.

We hereby consent to the use of the Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference of our name under captions “Risk Factors”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Taxation” and “Legal Matters” included in the Registration Statement. In giving such consent, we do not hereby admit that we fall within the category of the person whose consent is required under Section 7 of U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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Yours sincerely,

/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices